The Andersons, Inc.
480 W. Dussel Drive
Maumee, OH 43537

FOR IMMEDIATE RELEASE	AT THE COMPANY:
WEDNESDAY, OCTOBER 31, 2007	Gary Smith (419) 891-6417

THE ANDERSONS, INC. REPORTS RECORD EARNINGS
Third Quarter & Nine Months Income Both Set New Earnings Records
Grain & Ethanol and Plant Nutrient Businesses Lead Earnings Growth

MAUMEE, OHIO, OCTOBER 31, 2007—The Andersons, Inc. (Nasdaq: ANDE), today announced that its third quarter and first nine months net income and earnings per diluted share established new records for the company. Net income was $10.6 million, or $0.58 per diluted share for the third quarter, and total revenues were $554 million. In the same three month period of 2006, the company reported net income of $8.4 million, or $0.51 per diluted share, on revenues of $336 million. During the first nine months of 2007, the company earned net income of $45.3 million, or $2.48 per diluted share, on revenues of $1.6 billion. The company more than doubled the net income of $22.6 million earned during the first nine months of 2006, or $1.41 per diluted share, on revenues of $995 million.

The Grain & Ethanol Group’s third quarter operating income of $13.7 million was $1.8 million better than its year earlier result, which had included a 2006 gain of $4.2 million from a business interruption insurance claim. Total revenues were $383 million for the period. This included $85 million of ethanol sales made by the group in accordance with marketing agreements between the company and its ethanol joint ventures, for which it receives a fee. In the third quarter of 2006, the group’s total revenues were $209 million and did not include any sales from the ethanol joint ventures. Income from ethanol joint ventures grew significantly during the most recent quarter. Both the Albion, Michigan and Clymers, Indiana ethanol plants were in operation during the entire third quarter, which was the first quarter both plants were in full operation. In addition, third quarter income from the group’s investment in Lansing Trade Group LLC (LTG) was significantly higher this year. Through the first nine months of 2007, the Grain & Ethanol Group’s operating income was $35.9 million, which is more than double the $15.7 million earned for the same period in 2006. Total revenues through September were $950 million, including $171 million in sales of ethanol. In comparison, the group’s revenues for the first nine months of the prior year were $486 million and did not include any sales of ethanol from the ethanol joint ventures. Total revenues in the Grain & Ethanol Group have increased for both the quarter and nine months due to an increase in bushels sold, a considerable increase in the average price of the grains sold, and an increase in the gallons of ethanol sold.

The Rail Group’s operating income of $5.8 million in the third quarter of 2007 was $0.9 million above the $4.9 million it earned in the same three month period in 2006. Revenues of $34 million for the quarter were up from $27 million in the same period of the prior year. The group now has approximately 22,600 cars and locomotives; this compares to about 20,400 cars and locomotives in the prior year. The group’s average lease rates for new transactions and utilization rate (the percentage of the fleet’s railcars in service at the end of the period) have decreased from a year ago due to softness in the overall rail leasing market. Including some gains from railcar sales and related leases entered into during the third quarter, operating income in the group’s leasing business was higher than its year earlier results. Absent gains from sales, operating income from leasing was slightly lower. The railcar repair and manufacturing businesses also continued to experience lower operating income during the third quarter. Through the first nine months of the year the Rail Group had operating income of $15.7 million on $102 million of revenues. In 2006, operating income through the same period was $16.1 million and revenues amounted to $90 million.

The Plant Nutrient Group achieved operating income of $0.8 million during the third quarter of 2007; this is the first time in the history of the group that they have reported a profit in the third quarter. Total revenues were $77 million for the period. This represents a significant improvement from the same three month period in 2006 when the group reported a $1.9 million operating loss on $39 million of revenues. The net income record resulted from significant increases in both margin and volume. The third quarter volume increase is the result of customers buying earlier and more aggressively due to the escalation of nutrient prices and to replenish depleted fertilizer stockpiles left virtually empty at the end of the second quarter. The group’s operating income for the first nine months was $18.4 million on $326 million of revenues. Last year, its operating income through the same period was $1.9 million and revenues were $198 million. The record quarter and year to date income and revenues for the group have been influenced by the significant increase in corn acreage, and nutrient inventory appreciation.

The Turf & Specialty Group incurred an operating loss of $1.6 million in the third quarter this year on $18 million of revenues. Last year, the group reported an operating loss of $0.4 million and revenues of $20 million for the period. Included in the 2006 earnings was a $0.4 million gain from the settlement of an insurance claim. Turf products tonnage continued to be lower in the third quarter due to relatively dry weather throughout much of the country which curtailed sales of some formulated products. Through the first nine months of 2007, the group’s operating income was $0.9 million on $85 million of revenues. Last year, its operating income was $3.1 million for the same period, and revenues were $93 million.

The Retail Group reported an operating loss of $0.6 million for the third quarter of 2007; this compares to an operating loss of $0.4 million in the prior year. Revenues were $42 million for the quarter. Although total revenues were up from $41 million in the prior year due to the addition of the Sylvania, Ohio, Food Market, same store sales were down 1.6 percent for the period. The group’s nine months to date operating income this year was $0.8 million on $131 million of revenues. Last year, operating income through September was $1.3 million, and total revenues were $128 million. The year to year income differential is caused primarily by competitive sales pressure in the Toledo area market and the performance of the new Sylvania Food Market.

“Our Grain and Ethanol and Plant Nutrient Groups are achieving excellent income growth this year, and the Rail Group is maintaining solid performance despite some tightening in that industry, which more than compensates for the softness being experienced in other segments” said President and Chief Executive Officer Mike Anderson. Mr. Anderson added, “A few weeks ago it became apparent that the results of our agriculture related businesses were stronger than we had expected. As a result, we announced on October 17th that our full-year earnings outlook had improved to be within a range of $3.15 to $3.35 per diluted share. While there are still various factors that could impact our full year results such as supply and demand dynamics in the grain and plant nutrient markets, timing of railcar sales, and investment results of LTG, we continue to believe this is the right guidance at this time.”

The company will host a webcast on Thursday, November 1, 2007 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor Relations” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in eight U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except for per share amounts)	2007	2006	2007	2006

Sales and merchandising revenues	$553,708	$335,871	$1,594,425	$994,638
Cost of sales and merchandising revenues	502,962	284,327	1,423,952	848,056

Gross profit	50,746	51,544	170,473	146,582

Operating, administrative and general expenses	41,430	40,310	123,527	115,583
Interest expense	4,174	3,818	13,386	12,513
Other income / gains:
Equity in earnings of affiliates	9,574	(483)	17,229	5,279
Other income, net	2,144	6,352	19,085	11,763
Minority interest in net loss / (income) of subsidiary	549	—	1,065	—

Income before income taxes	17,409	13,285	70,939	35,528
Income taxes	6,844	4,898	25,647	12,959

Net income	$10,565	$8,387	$45,292	$22,569

Per common share:
Basic earnings	$0.59	$0.52	$2.54	$1.46

Diluted earnings	$0.58	$0.51	$2.48	$1.41

Dividends paid	$0.0475	$0.045	$0.1425	$0.1325

Weighted average shares outstanding-basic	17,878	16,080	17,800	15,467

Weighted average shares outstanding-diluted	18,311	16,591	18,282	16,021

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2007	2006	2006

Assets
Current assets:
Cash and cash equivalents	$22,357	$23,398	$47,773
Restricted cash	3,737	3,801	3,815
Accounts receivable (net)	127,382	87,698	79,552
Margin deposits (net)	28,970	15,273	10,540
Inventories	306,908	296,457	172,056
Commodity derivative assets — current	108,039	85,338	9,914
Other current assets	44,200	33,325	24,335

Total current assets	641,593	545,290	347,985

Investments and other assets	115,597	72,335	63,973
Commodity derivative assets	29,999	20,862	5,718
Railcar assets leased to others (net)	143,251	145,059	148,936
Property, plant and equipment (net)	100,829	95,502	93,065
	$1,031,269	$879,048	$659,677

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$163,400	$75,000	$-
Commodity derivative liabilities — current	77,617	43,173	12,785
Other current liabilities	244,624	265,040	171,638

Total current liabilities	485,641	383,213	184,423

Deferred items and other long-term liabilities	45,315	41,267	37,832
Commodity derivative liability	26,285	26,531	9,007
Long-term debt non-recourse	60,107	71,624	77,222
Long-term debt	85,302	86,238	87,076
Minority interest	12,607	—	-
Shareholders’ equity	316,012	270,175	264,117
	$1,031,269	$879,048	$659,677

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended September 30, 2007
Revenues from external customers	$382,907	$33,890	$76,732	$17,911	$42,268	$—	$553,708

Gross Profit	16,294	12,300	6,458	3,753	11,941	—	50,746

Other income / Equity in earnings of affiliates	10,226	243	350	185	149	565	11,718

Operating income (loss)	13,706	5,792	815	(1,626)	(554)	(724)	17,409

Quarter ended September 30, 2006
Revenues from external customers	$208,540	$27,339	$38,580	$20,396	$41,016	$—	$335,871

Gross Profit	20,501	11,628	3,623	4,138	11,654	—	51,544

Other income / Equity in earnings of affiliates	4,064	127	348	569	265	496	5,869

Operating income (loss)	11,950	4,898	(1,868)	(420)	(418)	(857)	13,285

Nine months ended September 30, 2007
Revenues from external customers	$950,430	$102,251	$326,200	$84,609	$130,935	$—	$1,594,425

Gross Profit	46,968	34,336	35,274	14,991	38,904	—	170,473

Other income / Equity in earnings of affiliates	27,401	765	806	380	467	6,495	36,314

Operating income (loss)	35,857	15,702	18,363	880	775	(638)	70,939

Nine months ended September 30, 2006
Revenues from external customers	$485,928	$89,558	$197,921	$93,329	$127,902	$—	$994,638

Gross Profit	37,750	36,389	17,866	16,401	38,176	—	146,582

Other income / Equity in earnings of affiliates	12,068	442	781	1,087	697	1,967	17,042

Operating income (loss)	15,653	16,115	1,938	3,073	1,296	(2,547)	35,528